EXHIBIT 6
                            ---------

                         PROMISSORY NOTE



$2,015,000                                          July 27, 1995


          FOR VALUE RECEIVED, the undersigned, PHILLIPS & ANDRUS, LLC, a Colorado limited liability company ("Maker"), hereby promises to pay to the order of Marc Geman ("Geman") (Geman, together with any subsequent holder of this Note, sometimes hereafter, the "Holder") on or before the Maturity Date (as defined herein) the principal amount of Two Million Fifteen Thousand Dollars ($2,015,000) together with interest on the unpaid balance at the rate of nine percent (9%) per annum.

          Subject to the following provisions of this Note, the entire amount of principal and accrued interest hereunder shall be due and payable on July 26, 1999 (the "Maturity Date").

          From the date hereof until the first anniversary date hereof, interest shall neither accrue nor be payable hereunder. Interest shall accrue and be payable monthly on the unpaid principal hereof, if any, beginning on August 26, 1996, and continuing on the 26th day of each month thereafter.

          The principal hereof shall be due and payable, together with any due and payable interest, on the 26th day of the month in which such payment is to be made, in accordance with the following installment schedule: (a) $250,000 on each of the dates which occur, respectively, six months and 12 months following the date (the "Settlement Date") on which the United States Securities Exchange Commission issues a final resolution ("Final Order") resolving, with respect to both of Kenneth S. Phillips and PMC International, Inc., a Colorado corporation ("PMCI") (or any subsidiary thereof), its investigation and allegations in connection with In the matter of Portfolio
                               --------------------------
Management Consultants, Inc. (D-1968), before the United States
- ---------------------------------------------------------------
Securities Exchange Commission; (b) $250,000 on each of the dates
- ------------------------------
which occur, respectively, 18 months, 24 months, 30 months, 36 months and 42 months following the Settlement Date and (c) the remaining balance of principal and all accrued and unpaid interest on the Maturity Date. During the period from the date on which the first installment of principal is due and payable under clause (b) above until the date on which the last payment under such clause is due and payable, Maker shall pay the Holder monthly an additional $5,000, which additional amount shall be applied against principal.

                                                    Page 20 of 39
          The Maker may at any time without penalty prepay this Note by paying the entire amount of principal, together with interest accrued thereon but unpaid. Payment of principal and interest hereunder shall be made in money of the United States of America, lawful at such times for the satisfaction of public and private debts.

          If any provision of this Note is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of this Note, nor the application of the provision to other persons, entities or circumstances, shall be affected by such invalidity or unenforceability, and there shall be deemed substituted for the invalid or unenforceable provision the most similar provision which would be valid and enforceable under applicable law.

          If a default is made in the payment of this Note and it is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Maker agrees to pay reasonable attorneys' fees and other costs of collection, including without limitation court costs of the holder hereof, in addition to all other amounts owning under this Note.

          This Note is secured by that certain Stock Pledge Agreement (the "Pledge Agreement") dated the date hereof by and between Geman and the Maker. If a default is made in the payment of this Note, the Holder shall, in addition to the enforcement of the rights granted in the Pledge Agreement, have full recourse against the Maker with respect to payment of the obligations evidenced hereby and shall have the right to declare all sums of principal and interest outstanding hereunder immediately due and payable.

          The failure of PMCI to pay to Geman any monthly payment of severance pay pursuant to that certain Supplemental Agreement dated the date hereof by and between PMCI, Maker and Geman shall constitute an event of default hereunder and under the Pledge Agreement.

          Demand, presentment for payment, notice of dishonor and protest are hereby expressly waived by Maker.

          This Note is given by the Maker and accepted by Geman in exchange and substitution for, and in replacement of, those certain promissory notes, copies of which are attached hereto collectively as Exhibit A, in the principal amounts of $1,815,000
                ---------
and $200,000, respectively, dated the date hereof and issued by Kenneth S. Phillips to Geman, which notes shall be cancelled forthwith.

          This Note shall be governed by and construed in accordance with the laws of the State of Colorado.

                                                    Page 21 of 39
          IN WITNESS WHEREOF, the Maker has executed this Non-
Recourse Promissory Note on the 27th day of July, 1995.

                              MAKER:

                              PHILLIPS & ANDREWS, LLC

                              /s/ Kenneth S. Phillips
                              -----------------------------------
                              Kenneth S. Phillips


                                                    Page 22 of 39
                               -3-